Exhibit 5.1
SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.

OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601 —————	July 22, 2020	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611 ————— TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Novan, Inc.
4105 Hopson Road
Morrisville, North Carolina 27560

Re:    Novan, Inc.

Ladies and Gentlemen:

We have acted as counsel to Novan, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company from time to time of shares of its common stock, par value $0.0001 per share (“Common Stock”), having an aggregate offering price of up to $30,000,000 (the “Purchase Shares”), and an additional 1,000,000 shares of Common Stock (the “Commitment Shares,” and together with the Purchase Shares, the “Shares”), pursuant to a common stock purchase agreement, dated July 21, 2020 (the “Purchase Agreement”), by and between the Company and Aspire Capital Fund, LLC.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

We have reviewed (i) the Registration Statement on Form S-3 (File No. 333-236583) (the “Registration Statement”), declared effective by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on April 10, 2020, including the related prospectus included in the Registration Statement (the “Base Prospectus”), (ii) a prospectus supplement dated July 22, 2020, filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act (together with the Base Prospectus, the “Prospectus”), (iii) the Purchase Agreement, (iv) the Restated Certificate of Incorporation of the Company, (v) the Amended and Restated Bylaws of the Company, (vi) resolutions of the board of directors of the Company and its committees which have heretofore been approved and, in each case, which relate to the sale and issuance of the Shares and the actions taken, or to be taken, in connection with the Purchase Agreement; (vii) such other documents and matters of law and fact, in each case, as we, in our professional judgment, have deemed appropriate to render the opinions contained herein.

In our examination, we have assumed the legal capacity of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company, without investigation or analysis of any underlying data contained therein

Based upon and subject to the foregoing and the further assumptions, limitations and qualifications hereinafter expressed, it is our opinion that upon issuance and delivery of the Shares as specified in and in accordance with the Purchase Agreement, including, without limitation, the payment in full of the applicable

Novan, Inc.
July 22, 2020

consideration therefor, and upon either (A) the countersigning of certificates representing the Shares by a duly authorized signatory of the Company’s registrar for Common Stock or (B) the book entry of such Shares by the transfer agent for the Common Stock, the Shares will be validly issued, fully paid and nonassessable.

We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion given herein, may be inferred or implied herefrom. The opinion herein is limited to matters governed by the Delaware General Corporation Law, and no opinion is expressed herein as to the laws of any other jurisdiction. The opinion herein does not extend to compliance with federal or state securities laws relating to the offer or sale of the Shares.

Our opinion herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issuance and sale of the Shares and to the use of our name in the Prospectus under the caption “Legal Matters.” Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated pursuant to the Securities Act.

Sincerely yours,

SMITH, ANDERSON, BLOUNT,
DORSETT, MITCHELL & JERNIGAN, L.L.P.

/s/ Smith, Anderson, Blount,
Dorsett, Mitchell & Jernigan, L.L.P.